SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ERIE INDEMNITY COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously by written preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2005

To the Holders of Class A Common Stock and
Class B Common Stock of ERIE INDEMNITY COMPANY:

     The Annual Meeting of Shareholders (the “Annual Meeting”) of Erie Indemnity Company (the “Company”) will be held at 9:30 a.m., local time, on Tuesday, April 19, 2005, at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 for the following purposes:

1.	To elect 13 Directors of the Company to serve until the Company’s 2006 Annual Meeting of Shareholders and until their successors are elected; and

2.	To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement or continuation thereof.

     In the event that the Annual Meeting is adjourned:

•	pursuant to Section 1756(b)(1) of the Pennsylvania Business Corporation Law of 1988 (the “BCL”), those holders of Class B Common Stock entitled to vote who attend a meeting of shareholders that was previously adjourned for lack of a quorum shall constitute a quorum for the purpose of electing directors even though the number of holders of Class B Common Stock present at such adjourned meeting constitutes less than a quorum as fixed in the Company’s Bylaws; and

•	pursuant to Section 1756(b)(2) of the BCL, those holders of Class B Common Stock entitled to vote who attend a meeting of shareholders that was previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum shall constitute a quorum for acting upon any matter set forth in this notice other than the election of directors even though the number of holders of Class B Common Stock present at such adjourned meeting constitutes less than a quorum as fixed in the Company’s Bylaws.

     This Notice and Proxy Statement, together with a copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2004, are being sent to all holders of Class A Common Stock and Class B Common Stock as of the close of business on Friday, February 18, 2005, the record date as established by the Company’s Board of Directors. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission rules. Holders of Class A Common Stock will not receive proxies because they do not have the right to vote on any of the matters to be acted upon at the Annual Meeting.

The ERIE Is Above All In SERVICE ®. Since 1925

     Holders of Class B Common Stock are requested to complete, sign and return the enclosed form of proxy in the envelope provided, whether or not they expect to attend the Annual Meeting in person.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 18, 2005
Erie, Pennsylvania

ERIE INDEMNITY COMPANY

ERIE INDEMNITY COMPANY
100 Erie Insurance Place
Erie, Pennsylvania 16530

PROXY STATEMENT

INTRODUCTION

     This Proxy Statement, which is first being mailed to the holders of Class A Common Stock and Class B Common Stock of Erie Indemnity Company (the “Company”) on or about March 18, 2005, is furnished to such holders to provide information and is also being furnished in connection with the solicitation of proxies by the Board of Directors of the Company from holders of Class B Common Stock to be voted at the Annual Meeting of Shareholders and at any adjournment, postponement or continuation thereof (the “Annual Meeting”). The Annual Meeting will be held at 9:30 a.m., local time, on Tuesday, April 19, 2005 at the Auditorium of the F.W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530. Holders of Class B Common Stock will also receive a form of proxy in accordance with Securities and Exchange Commission (“SEC”) rules.

     Shares of Class B Common Stock represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the holders of Class B Common Stock. Any proxy representing shares of Class B Common Stock not specifying to the contrary will be voted for the election of the candidates for director named below who were nominated by the Nominating and Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors. See “Other Matters” for a discussion of certain discretionary voting authority. A holder of Class B Common Stock who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by furnishing a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and advising the Secretary of the Company that such holder intends to vote in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company in person or by telephone by the Company’s regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will also reimburse brokers, nominees, fiduciaries and custodians or persons holding shares of Class A Common Stock and Class B Common Stock in their names or in the names of nominees for their reasonable expenses in forwarding the Company’s proxy material to beneficial owners.

     Only holders of Class B Common Stock of record at the close of business on February 18, 2005 are entitled to vote at the Annual Meeting. Each share of Class B Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. Except as is otherwise provided in Sections 1756(b)(1) and (2) of the Pennsylvania Business Corporation Law of 1988 (the “BCL”) in the case of adjourned meetings, a majority of the outstanding shares of Class B Common Stock will constitute a quorum at the Annual Meeting for the election of directors. Cumulative voting rights do not exist with respect to the election of directors. The 13 candidates for election as a director who receive the largest number of votes cast by the holders of Class B Common Stock in person or by proxy at the Annual Meeting will be elected as directors. Shares of Class B Common Stock held by brokers or nominees as to which voting instructions have not been received from the beneficial owner or person otherwise entitled to vote and as to which the broker or nominee does not have discretionary voting power, i.e., broker nonvotes, will be treated as not present and not entitled to vote for nominees for election as directors. Abstentions will be treated as the withholding of authority to vote for nominees for election as directors. Abstentions from voting and broker nonvotes will have no effect on the election of directors because they will not represent votes cast at the Annual Meeting and directors are elected by a plurality of the votes cast.

     As of the close of business on February 18, 2005, the Company had 62,952,889 shares of Class A Common Stock outstanding, which are not entitled to vote on any matters to be acted upon at the Annual Meeting, and 2,854 shares of Class B Common Stock outstanding, which have the exclusive right to vote on all matters to be acted upon at the Annual Meeting.

     There are two H.O. Hirt Trusts, one for the benefit of F. William Hirt and one for the benefit of Susan Hirt Hagen. The H.O. Hirt Trusts collectively own 2,340 shares of Class B Common Stock, which, because such shares represent 81.99% of the outstanding shares of Class B Common Stock entitled to vote at the Annual Meeting, is sufficient to determine the outcome of any matter submitted to a vote of the holders of the Class B Common Stock, assuming all of the shares held by the H.O. Hirt Trusts are voted in the same manner. The individual trustees of the H.O. Hirt Trusts as of the record date for the Annual Meeting are F. William Hirt (“Mr. Hirt”) and Susan Hirt Hagen (“Mrs. Hagen”) and the corporate trustee as of the record date is Bankers Trust Company of New York, which is now known as Deutsche Bank (“Bankers Trust”).

     On March 3, 1999, Bankers Trust filed a petition with the Orphans’ Court Division of the Court of Common Pleas of Erie County, Pennsylvania (the “Court”) requesting that the Court accept the resignation of Bankers Trust as the corporate trustee of the H.O. Hirt Trusts as a result of conflicts of interest that Bankers Trust believed existed in 1999 as a result of certain insurance operations conducted by Bankers Trust’s parent company and affiliates. Also, an affiliate of Bankers Trust, Deutsche Banc Alex Brown, is a market maker in the Company’s Class A Common Stock. On May 7, 1999, the Court issued an Order accepting the resignation of Bankers Trust at such time as the Court appoints a successor corporate trustee. As of the date of this Proxy Statement, two successor corporate trustee candidates: Wachovia Bank, N.A. which is supported by Mr. Hirt, and Sentinel Trust Company, which is supported by Mrs. Hagen, have presented testimony to the Court in this matter. Subsequent to that testimony, Laurel Hirt, a daughter of Mr. Hirt and a contingent beneficiary of the H.O. Hirt Trusts, filed a petition requesting that the Court also consider a third successor corporate trustee candidate that is not supported by Mr. Hirt. Mr. Hirt has filed a petition objecting to Laurel Hirt’s petition. Both Laurel Hirt’s and Mr. Hirt’s petitions are currently pending.

     The Company does not know whom the Court will appoint as successor corporate trustee or when it will do so, but such appointment will not be effective before the Annual Meeting because the next hearing in connection with the appointment of a successor corporate trustee has been scheduled for a date in July 2005.

     Under the provisions of the H.O. Hirt Trusts, the shares of Class B Common Stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. If at least a majority of the trustees then in office of both of the H.O. Hirt Trusts vote for the election of the 13 candidates for director named below, who have been nominated by the Nominating Committee of the Company’s Board of Directors, such candidates will be elected as directors of the Company even if all shares of Class B Common Stock other than those held by the H.O. Hirt Trusts do not vote for such candidates. The Company has not been advised as of the date of this Proxy Statement how the trustees of the H.O. Hirt Trusts intend to vote at the Annual Meeting.

     Reference is made to “Legal Proceedings” in this Proxy Statement for further information regarding litigation involving the H.O. Hirt Trusts.

     The Company operates predominantly as a provider of management services to Erie Insurance Exchange (the “Exchange”). The Company also operates as a property and casualty insurer through its subsidiaries. Since 1925, the Company has served as the attorney-in-fact for the policyholders of the Exchange. The Exchange is a reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance from the Exchange signs a subscriber’s agreement, which contains an appointment of the Company as the attorney-in-fact for the subscriber. As attorney-in-fact, the Company is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange.

     The Exchange and its property and casualty insurance subsidiary and the Company’s three property and casualty insurance subsidiaries (collectively, the “Property and Casualty Group”) write personal and commercial lines property and casualty insurance coverages exclusively through approximately 1,750 independent agencies comprised of more than 7,500 licensed representatives and pool their underwriting results. The financial results of the Company and the Exchange are not consolidated. As a result of the Exchange’s 94.5% participation in the underwriting results of the Property and Casualty Group, the underwriting risk of the Property and Casualty Group’s business is largely borne by the Exchange.

     The Company charges the Exchange a management fee calculated as a percentage, limited to 25%, of the direct written premiums of the Property and Casualty Group. Management fees accounted for 76.3%, 74.4% and 73.7% respectively, of the Company’s revenues for the three years ended December 31, 2002, 2003 and 2004. The management fee rate was 25% in 2002, 24% in 2003, 23.5% from January 1, 2004 through June 30, 2004, and 24% from July 1, 2004 through December 31, 2004. The percentage shown for 2002 has been recomputed based on the 2003 presentation of the Company’s Consolidated Statement of Operations, which presentation is net of inter-company management fees and costs. Beginning January 1, 2005, the rate has been set at 23.75%.

     The Company’s property and casualty insurance subsidiaries are Erie Insurance Company (“Erie Insurance Co.”), Erie Insurance Company of New York (“Erie NY”) and Erie Insurance Property & Casualty Company (“EI P&C”). In addition, the Company holds investments in both affiliated and unaffiliated entities, including a 21.63% interest in the common stock (“EFL Common Stock”) of Erie Family Life Insurance Company (“EFL”), a life insurance company. The Exchange owns 53.50% of EFL’s Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth as of February 18, 2005 the amount of the outstanding Class A Common Stock and Class B Common Stock of the Company and shares of EFL Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s Class A Common Stock or Class B Common Stock or EFL Common Stock, (ii) each director and candidate for director nominated by the Nominating Committee, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group.

					Shares of EFL		Percent of
	Shares of Class A	Percent of	Shares of Class B	Percent of	Common		Outstanding
	Common Stock	Outstanding	Common Stock	Outstanding	Stock		EFL
Name of Individual	Beneficially	Class A	Beneficially	Class B	Beneficially		Common
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)	Owned(1)(2)		Stock(3)
5% or Greater Holders:

Black Interests Limited Partnership(4) Erie, Pennsylvania	5,709,240	9.07%	390	13.67%	—		—

Samuel P. Black, III(4)(5) Erie, Pennsylvania	5,864,552	9.32%	410	14.37%	107,637	(17)	1.14%

Hagen Family Limited Partnership(6) Erie, Pennsylvania	10,092,900	16.03%	1	—	154,182		1.63%

H.O. Hirt Trusts(7) Erie, Pennsylvania	—	—	2,340	81.99%	—		—

Susan Hirt Hagen(6)(7)(8) Erie, Pennsylvania	6,660,496	10.58%	2,352	82.41%	300	(18)	—

Hirt Family Limited Partnership(9) Erie, Pennsylvania	11,830,000	18.79%	—	—	166,934		1.77%

F. William Hirt(7)(9)(10) Erie, Pennsylvania	12,719,956	20.21%	2,360	82.69%	167,034	(19)	1.77%

Erie Insurance Exchange Erie, Pennsylvania	—	—	—	—	5,055,562		53.50%

Erie Indemnity Company Erie, Pennsylvania	—	—	—	—	2,043,900		21.63%

					Shares of EFL		Percent of
	Shares of Class A	Percent of	Shares of Class B	Percent of	Common		Outstanding
	Common Stock	Outstanding	Common Stock	Outstanding	Stock		EFL
Name of Individual	Beneficially	Class A	Beneficially	Class B	Beneficially		Common
or Identity of Group	Owned(1)(2)	Common Stock(3)	Owned(1)(2)	Common Stock(3)	Owned(1)(2)		Stock(3)
Directors and Nominees for Director(11):

Kaj Ahlmann	1,678	—	—	—	—		—
John T. Baily	3,148	—	—	—	211		—
J. Ralph Borneman, Jr.	51,696	—	—	—	1,536		—
Wilson C. Cooney	2,351	—	—	—	—		—
Patricia Garrison-Corbin	2,156	—	—	—	100		—
John R. Graham	2,103	—	—	—	—		—
Jonathan Hirt Hagen(12)	223,130	—	1	—	300		—
C. Scott Hartz	3,162	—	—	—	—		—
Claude C. Lilly, III	2,496	—	—	—	—		—
Jeffrey A. Ludrof(13)	11,847	—	—	—	100		—
Jan R. Van Gorder	107,780	—	1	—	75	(20)	—
Robert C. Wilburn	3,696	—	—	—	500		—

Executive Officers(14):

John J. Brinling, Jr.(15)	22,127	—	—	—	1,260	(21)	—
Philip A. Garcia(16)	75,925	—	—	—	1,275		—
Thomas B. Morgan	1,106	—	—	—	84		—
All Directors, Nominees for Director and Executive Officers as a Group (17 persons)	19,894,853	31.60%	2,374	83.18%	172,775		1.83%

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of Class A Common Stock and Class B Common Stock and all shares of EFL Common Stock over which the named individuals, individually or together, share voting power or investment power. The table does not reflect shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock, each of which is currently convertible into 2,400 shares of Class A Common Stock or shares of the Company’s Class A Common Stock and Class B Common Stock and EFL Common Stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	Mr. Black is the managing general partner and a limited partner of the Black Interests Limited Partnership. Mr. Black has the right to vote the shares held by the Black Interests Limited Partnership. If all of the 390 shares of Class B Common Stock beneficially owned by the Black Interests Limited Partnership were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that the Black Interests Limited Partnership could be deemed to own beneficially would be 6,645,240 shares of Class A Common Stock, or 10.40% of the then outstanding shares of Class A Common Stock.

(5)	Mr. Black owns 131,312 shares of Class A Common Stock directly and 24,000 shares of Class A Common Stock indirectly through Samuel P. Black & Associates, Inc., of which Mr. Black is President and as to which Mr. Black has voting power. Mr. Black also owns 10 shares of Class B Common Stock directly and 10 shares of Class B Common Stock indirectly as executor of his father’s estate. Mr. Black’s beneficial ownership also includes 5,709,240 shares of Class A Common Stock and 390 shares of Class B Common Stock owned by the Black Interests Limited Partnership as described in footnote (4). The maximum number of shares of Class A Common Stock that Mr. Black could be deemed to own beneficially, including shares of Class A Common Stock issuable upon conversion of Class B Common Stock, would be 6,848,552 shares of Class A Common Stock, or 10.71% of the then outstanding shares of Class A Common Stock.

(6)	Mrs. Hagen and her husband, Thomas B. Hagen, are limited partners of the Hagen Family Limited Partnership and Thomas B. Hagen is the general partner. As the general partner of the Hagen Family Limited Partnership, Thomas B. Hagen has sole voting power and investment power over the shares owned by the partnership. Mrs. Hagen disclaims beneficial ownership of these shares. If the shares of Class B Common Stock beneficially owned by the Hagen Family Limited Partnership were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that the Hagen Family Limited Partnership could be deemed to own beneficially would be 10,095,300 shares of Class A Common Stock, or 16.04% of the then outstanding shares of Class A Common Stock.

(7)	There are two H.O. Hirt Trusts, one for the benefit of Mr. Hirt and one for the benefit of Mrs. Hagen. Each of the H.O. Hirt Trusts is the record owner of 1,170 shares of Class B Common Stock, or approximately 41% of the outstanding shares of Class B Common Stock. The trustees of the H.O. Hirt Trusts as of the date of this Proxy Statement are Mr. Hirt, Mrs. Hagen and Bankers Trust. Mr. Hirt and Mrs. Hagen, who are brother and sister, are each deemed the beneficial owner of the 2,340 shares of Class B Common Stock held by the H.O. Hirt Trusts and, as Co-Trustees, along with Bankers Trust, have shared voting power over the 2,340 shares of Class B Common Stock held by the H.O. Hirt Trusts. If the 2,340 shares of Class B Common Stock beneficially owned by the H.O. Hirt Trusts were converted into Class A Common Stock, the maximum number of shares of Class A Common Stock that could be deemed beneficially owned by the H.O. Hirt Trusts would be 5,616,000 shares of Class A Common Stock, or 8.19% of the then outstanding shares of Class A Common Stock.

(8)	Mrs. Hagen owns 1,996 shares of Class A Common Stock directly and 6,658,500 shares of Class A Common Stock indirectly through a revocable trust of which Mrs. Hagen was the grantor and is the sole trustee and beneficiary. Mrs. Hagen owns 12 shares of Class B Common Stock directly. Mrs. Hagen’s beneficial ownership also includes 2,340 shares of Class B Common Stock owned by the H.O. Hirt Trusts as described in footnote (7). Thomas

B. Hagen, Mrs. Hagen’s husband, disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by Mrs. Hagen. Mrs. Hagen disclaims beneficial ownership of the 5,100 shares of Class A Common Stock and three shares of Class B Common Stock owned by Thomas B. Hagen and the 10,092,900 shares of Class A Common Stock and one share of Class B Common Stock owned by the Hagen Family Limited Partnership as described in footnote (6). The maximum number of shares of Class A Common Stock that could be deemed beneficially owned by Mrs. Hagen, Thomas B. Hagen and the Hagen Family Limited Partnership, collectively, including shares of Class A Common Stock issuable upon conversion of Class B Common Stock, would be 22,412,896 shares of Class A Common Stock, or 32.67% of the then outstanding shares of Class A Common Stock.

(9)	Mr. Hirt is the general and a limited partner of the Hirt Family Limited Partnership. As the general partner of the Hirt Family Limited Partnership, Mr. Hirt has the sole right to vote such shares.

(10)	Mr. Hirt owns 889,956 shares of Class A Common Stock directly. Mr. Hirt also owns 20 shares of Class B Common Stock directly. Mr. Hirt’s beneficial ownership also includes 11,830,000 shares of Class A Common Stock owned by the Hirt Family Limited Partnership as described in footnote (9) and 2,340 shares of Class B Common Stock owned by the H.O. Hirt Trusts as described in footnote (7). Mr. Hirt disclaims beneficial ownership of the 888,260 shares of Class A Common Stock owned by his wife, Audrey Hirt. The maximum number of shares of Class A Common Stock that could be deemed beneficially owned by Mr. Hirt, Mrs. Hirt and the Hirt Family Limited Partnership, including shares of Class A Common Stock issuable upon conversion of Class B Common Stock, would be 19,272,216 shares of Class A Common Stock, or 28.09% of the then outstanding shares of Class A Common Stock.

(11)	Excludes Mrs. Hagen and Mr. Hirt, who are listed under “5% or Greater Owners.”

(12)	Jonathan Hirt Hagen is a contingent beneficiary of the H.O. Hirt Trusts; however, he is not a beneficial owner of the shares indicated in footnote (7).

(13)	Includes 11,547 shares held directly by Mr. Ludrof and 100 shares each held by his three sons.

(14)	Excludes Mr. Ludrof and Mr. Van Gorder, who are listed under “Directors and Nominees for Director.”

(15)	Includes 16,949 shares held directly by Mr. Brinling, 5,121 shares held in an Individual Retirement Account (“IRA”) for Mr. Brinling and 57 shares held in an IRA for his wife.

(16)	Includes 45,925 shares held directly by Mr. Garcia and 30,000 shares held by his wife. Does not include 9,130 shares held by each of two irrevocable trusts (of which neither Mr. Garcia nor his wife is a trustee) for the benefit of Mr. Garcia’s two daughters.

(17)	Mr. Black owns 2,730 shares indirectly through Samuel P. Black & Associates, Inc., of which Mr. Black is President. The 107,637 shares also include 1,000 shares owned indirectly by Mr. Black as executor of his father’s estate and 99,428 shares owned indirectly by Mr. Black through the Black Family Foundation of which Mr. Black is an officer. Mr. Black directly owns 4,479 shares.

(18)	Mrs. Hagen owns 300 shares of EFL Common Stock directly. Mrs. Hagen disclaims beneficial ownership of 300 shares held by Thomas B. Hagen, Mrs. Hagen’s husband, and 154,182 shares held in the Hagen Family Limited Partnership.

(19)	Mr. Hirt owns 100 shares directly and 166,934 shares indirectly through the Hirt Family Limited Partnership as described in footnote (9).

(20)	Of this total, 30 shares are held directly by Mr. Van Gorder and each of his three sons owns 15 shares.

(21)	Includes 630 shares held directly by Mr. Brinling, 315 shares held in an Individual Retirement Account for Mr. Brinling and 315 shares held in an Individual Retirement Account for his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that the officers and directors of a corporation, such as the Company, that has a class of equity securities registered under Section 12 of the Exchange Act, as well as persons who own 10% or more of a class of equity securities of such a corporation, file reports of their ownership of such securities, as well as statements of changes in such ownership, with the corporation and the SEC. Based upon written representations received by the Company from its officers and directors and 10% or greater shareholders, and the Company’s review of the statements of changes of ownership filed with the Company by its officers and directors and 10% or greater shareholders during 2004, the Company believes that all such filings required during 2004 were made on a timely basis, with the following exceptions. Wilson C. Cooney, a director of the Company, inadvertently filed untimely a Form 4 Statement of Changes in Beneficial Ownership on September 23, 2004 for 148 shares of Class A Common Stock acquired on September 20, 2004 through the Company’s deferred stock compensation plan for its outside directors; Patricia Garrison-Corbin, a director of the Company, inadvertently filed untimely a Form 4 Statement of Changes in Beneficial Ownership on February 24, 2004 for 200 shares of Class A Common Stock acquired on January 22, 2004; Patricia A. Rech, Senior Vice President of the Company, inadvertently filed untimely a Form 4 Statement of Changes in Beneficial Ownership on March 1, 2004 for 3.1476 shares of Class A Common Stock acquired on February 2, 2004 in her 401(k) account and John P. Sommerwerck, Senior Vice President of the Company, inadvertently failed to file a Form 4 Statement of Changes in Beneficial Ownership for 4.5193 shares of Class A Common Stock acquired on April 21, 2004, 4.7085 shares of Class A Common Stock acquired on July 21, 2004 and 4.57 shares of Class A Common Stock acquired on October 21, 2004, all of which were acquired through an automatic dividend reinvestment program and were subsequently reported on a Form 5 Annual Statement of Changes in Beneficial Ownership filed on January 28, 2005.

PROPOSAL 1 – ELECTION OF DIRECTORS

Introduction

     The election of directors of the Company by the holders of its Class B Common Stock is governed by provisions of the Pennsylvania Insurance Holding Companies Act (the “Holding Companies Act”) in addition to provisions of the BCL, the Pennsylvania Associations Code and the Company’s Bylaws. The following discussion summarizes these statutory provisions and describes the process undertaken by the Nominating Committee in connection with the nomination of candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting.

Background of the Company’s Nominating Committee

     Section 1405(c)(4) of the Holding Companies Act, which applies to the Company, provides that the board of directors of a domestic insurer must establish one or more committees comprised solely of directors who are not officers or employees of the insurer or of any entity controlling, controlled by or under common control with the insurer and who are not beneficial owners of a controlling interest in the voting stock of the insurer or any such entity. Such committee or committees must have responsibility for, among other things, nominating candidates for director for election by the shareholders.

     Section 3.09 of the Company’s Bylaws is consistent with this statutory provision and provides that (i) the Company’s Board of Directors must appoint annually a Nominating Committee that consists of not less than three directors who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company and (ii) the Nominating Committee must, prior to each annual meeting of shareholders, determine and nominate candidates for the office of director of the Company to be elected by the holders of Class B Common Stock to serve terms as established by the Bylaws and until their successors are elected.

     In accordance with this Bylaw provision, on April 28, 2004, the Company’s Board of Directors designated a Nominating Committee consisting of Patricia Garrison-Corbin, Chair, Kaj Ahlmann, Wilson C. Cooney, John R. Graham and Samuel P. Katz. Mr. Katz subsequently resigned from the Company’s Board of Directors on May 27, 2004 and this vacancy on the Nominating Committee was not filled. Consistent with the Holding Companies Act, none of these persons is an officer or employee of the Company or of any entity controlling, controlled by or under common control with the Company or a beneficial owner of a controlling interest in the voting stock of the Company or any such entity. Each member of the Nominating Committee is an independent director as defined in the rules of The Nasdaq Stock Market® (“Nasdaq”).

Nominating Procedures

     Under Section 2.07(a) of the Company’s Bylaws, nominations of persons for election to the Board of Directors may be made at any meeting of holders of Class B Common Stock at which Directors are to be elected (i) by or at the direction of the Nominating Committee or (ii) by any holder of Class B Common Stock, provided the shareholder complies with the notice procedures specified in the Company’s Bylaws.

     With respect to nominations by or at the direction of the Nominating Committee, except as is required by rules promulgated by Nasdaq, the SEC or the Holding Companies Act, there are no specific, minimum qualifications that must be met by each candidate for the Board of Directors, and the Nominating Committee may take into account such factors as it deems appropriate. The Nominating Committee generally bases its nominations on the general needs of the Company as well as the specific attributes of candidates that would add to the overall effectiveness of the Board. Specifically, among the significant factors that the Nominating Committee may take into consideration are judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

     In identifying and evaluating the individuals that it selects, or recommends that the Board of Directors select, as director nominees, the Nominating Committee utilizes the following process:

•	The Nominating Committee reviews the qualifications of any candidates who have been recommended by a holder of Class A Common Stock or Class B Common Stock in compliance with the Company’s Bylaws; the procedures that a holder of Class A Common Stock or Class B Common Stock must follow to recommend a candidate to the Nominating Committee are described in greater detail in under “Shareholder Proposals” beginning on page 36.

•	The Nominating Committee also considers recommendations made by individual members of the Board of Directors or, if the Nominating Committee determines, a search firm. The Nominating Committee may consider candidates who have been identified by management, but is not required to do so.

•	The Nominating Committee evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election by the holders of Class B Common Stock at the annual meeting of shareholders.

•	The Nominating Committee considers the suitability of each candidate, including the current members of the Board of Directors, in light of the current size and composition of the Board of Directors and the above discussed significant factors.

•	After such review and consideration, the Nominating Committee determines a slate of director nominees.

•	The Nominating Committee endeavors to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board of Directors.

Actions Taken by the Nominating Committee

     The Nominating Committee met on January 24, 2005 for the purpose of evaluating the performance and qualifications of the current members of its Board of Directors and nominating candidates for election as directors by the holders of Class B Common Stock at the Annual Meeting. At the Company’s 2004 Annual Meeting of Shareholders, its holders of Class B Common Stock elected 15 directors. Two of these directors, Samuel P. Katz and Samuel P. Black, III, resigned on May 27, 2004 and December 8, 2004, respectively, and these vacancies on the Board of Directors were not filled. In addition, Jan Van Gorder notified the Nominating Committee on December 13, 2004 of his intention not to stand for re-election as a director of the Company.

     The Company’s Bylaws provide that the Board of Directors shall consist of not less than 7, nor more than 16, directors, with the exact number to be fixed from time to time by resolution of the Board of Directors. The Nominating Committee recommended at its January 24, 2005 meeting that the size of the Company’s Board of Directors be set at 12 persons. The Board of Directors, by resolution, set the number of directors to be elected at the Annual Meeting at 12.

     On January 25, 2005, the Board of Directors accepted the Report of the Nominating Committee and approved the nomination of Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof and Robert C. Wilburn for election as directors by the holders of Class B Common Stock at the Annual Meeting. On January 27, 2005, the Company issued a press release for the purpose of publicly announcing the Nominating Committee’s slate of director nominees in accordance with Section 2.07(a)(3) of the Company’s Bylaws.

     On February 16, 2005, the Hagen Family Limited Partnership, a Class B shareholder, proposed the nomination of Jonathan Hirt Hagen as a candidate for election as a director of the Company at the Annual Meeting. The Nominating Committee considered the proposal and recommended to the Board of Directors that the number of directors to be elected be increased to 13, and that Jonathan Hirt Hagen be nominated for election. At its meeting on February 22, 2005, the Board of Directors accepted the recommendation of the Nominating Committee to increase the size of the Board of Directors to 13 and to add Jonathan Hirt Hagen as a candidate for election as a director of the Company. No other director candidates for election at the Annual Meeting were proposed for consideration by the Nominating Committee.

Candidates for Election

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the nominees named below, all of whom were nominated by the Nominating Committee. With the exception of Jonathan Hirt Hagen, all of the nominees are currently directors of the Company. If a nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority vote of the directors then remaining in office until the next succeeding annual meeting of the Company’s shareholders.

     The names of the candidates for director nominated by the Nominating Committee, together with certain information regarding them, are as follows:

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Kaj Ahlmann	54	Advisory Board Member, Sapiens	2003
(3)(4)(7)		International, 2004 to present;
		Chairman, Danish Re Group, a
		property and casualty reinsurer,
		2002 to 2004; Chairman and Chief
		Executive Officer, Inreon,
		internet reinsurance venture, 2001
		to 2003; Chairman of the Board,
		Hampton Re, a life reassurance
		company, 2001 to 2003; Vice
		Chairman, E.W. Blanch Holdings,
		Inc., 1999 to 2001; Director, the
		Company, Erie Insurance Co. and
		EFL.

John T. Baily	61	Retired since December 31, 2002;	2003
(1)(2C)(6)(8C)		President, Swiss Re Capital
		Partners, 1999 to 2002; Partner,
		PricewaterhouseCoopers LLP, 1976
		to 1999; Director, the Company,
		Erie Insurance Co., EFL, Endurance
		Specialty Holdings, Ltd., NYMAGIC,
		Inc. and RLI Corp.

J. Ralph Borneman, Jr. CIC	66	President, Chief Executive Officer	1992
(5)(7)(8)		and Chairman of the Board,
		Body-Borneman Associates, Inc.,
		insurance agency; President,
		Body-Borneman, Ltd. and
		Body-Borneman, Inc., insurance
		agencies, since 1967; Director,
		the Company, EFL, Erie Insurance
		Co., Erie NY and National Penn
		Bancshares.

Wilson C. Cooney	70	Chairman, ForcesGroup, Ltd.,	2003
(3)(4)(7)		insurance and financial services
		group, 2000 to present; Chairman,
		Cooney Group, LLC, leadership and
		business consulting, 1999 to
		present; Deputy Chief Executive
		Officer, United Services
		Automobile Association, 1998 to
		1999; President – Property/
		Casualty Group, United Services
		Automobile Association, 1995 to
		1998; Lead Director, the Company,
		EFL and Erie Insurance Co.; and
		Director, Safelite Group.

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Patricia Garrison-Corbin	57	President, P.G. Corbin & Company,	2000
(1)(4C)(6)		Inc., financial advisory services
		and municipal finance, 1986 to
		present; President and Chief
		Executive Officer, P.G. Corbin
		Asset Management, Inc., fixed
		income investment management, 1987
		to present; Chairman, Delancey
		Capital Group, LP, equity
		investment management, 1996 to
		present; Chairman, P.G. Corbin
		Group, Inc., investment and
		financial advisory services, 1996
		to present; Director, the Company,
		Erie Insurance Co., EFL and
		FairPoint Communications, Inc.

John R. Graham	59	Executive-in-Residence and	2003
(1)(2)(4)(6C)		Professor of Finance, College of
		Business Administration, Kansas
		State University, 2000 to present;
		Chairman of the Board of
		Directors, President and Chief
		Executive Officer, Graham Capital
		Management, Inc., 1997 to present;
		Owner, Graham Ventures, business
		consulting and education services,
		1970 to present; Chief Executive
		Officer, Kansas Farm Bureau
		("KFB") Services, Inc., KFB Life
		Insurance Company, Farm Bureau
		Mutual Insurance Company, KFB
		Insurance Company and FB Services
		Insurance Agency, Inc., 1979 to
		1999; Chairman of the Board and
		Chief Executive Officer, FB
		Capital Management of Kansas, a
		registered investment advisor,
		1994 to 1999; Director, the
		Company, Erie Insurance Co., EFL
		and Tortoise Energy Infrastructure
		Corporation.

Jonathan Hirt Hagen	42	Vice Chairman, Custom Group
		Industries, machining,
		manufacturing and fabrication
		companies, 1997 to present;
		private investor, 1990 to present.	—

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Susan Hirt Hagen	69	Co-Trustee of the H.O. Hirt Trusts	1980
(1)(5C)		since 1967; private investor, 1989
		to present; Director, the Company,
		EFL and Erie Insurance Co.

C. Scott Hartz	59	Senior Managing Director, SCIUS	2003
(1)(2)(6)(7C)		Capital Group, LLC, 2002 to
		present; Chief Executive Officer,
		Hartz Group, IT and technology
		consulting, 2002 to present; Chief
		Executive Officer, PwC Consulting,
		1995 to 2002; Director, the
		Company, Erie Insurance Co., EFL,
		Siebel Systems and Alien
		Technologies, Inc.

F. William Hirt, CPCU	79	Chairman of the Board of the	1965
(1C)(5)		Company, EFL, Erie Insurance Co.,
		EI P&C and Flagship since
		September 1993; Chairman of the
		Board of Erie NY since April 1994;
		Chairman of the Executive
		Committee of the Company and EFL
		since November 1990; Interim
		President and Chief Executive
		Officer of the Company, EFL, Erie
		Insurance Co., EI P&C, Flagship
		and Erie NY from January 1, 1996
		to February 12, 1996; Chairman of
		the Board, Chief Executive Officer
		and Chairman of the Executive
		Committee of the Company, EFL and
		Erie Insurance Co. for more than
		five years prior thereto;
		Co-Trustee of the H.O. Hirt
		Trusts; Director, the Company,
		EFL, Erie Insurance Co., EI P&C,
		Erie NY and Flagship.

Claude C. Lilly, III,	58	Dean, Belk College of Business	2000
Ph.D., CPCU, CLU		Administration, University of
(2)(6)(8)		North Carolina Charlotte, July
		1998 to present; James H. Harris
		Chair of Risk Management and
		Insurance, Belk College of
		Business Administration,
		University of North Carolina
		Charlotte, August 1997 to present;
		Director, the Company, Erie
		Insurance Co., EFL and FairPoint
		Communications, Inc.

Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/1/05	Positions with Erie Insurance Group	Since
Jeffrey A. Ludrof	45	President and Chief Executive	2002
(1)(5)(7)(8)		Officer of the Company, EFL, Erie
Insurance Co., Erie NY, EI P&C and
Flagship since 2002; Executive
Vice President - Insurance
Operations of the Company, Erie
Insurance Co., Erie NY, EI P&C and
Flagship from 1999 to 2002; Senior
Vice President of the Company,
Erie Insurance Co., Erie NY, EI
P&C and Flagship from 1994 to
1999; an officer in various
capacities from 1989 to 1994;
Director of the Company, Erie
Insurance Co., EFL, Erie NY, EI
P&C and Flagship.

Robert C. Wilburn	61	President and Chief Executive	1999
(1)(2)(3C)		Officer, Gettysburg National
Battlefield Museum Foundation
since 2000; Distinguished Service
Professor, Carnegie Mellon
University 1999 to 2000; Director,
the Company, Erie Insurance Co.,
EFL and Harsco, Inc.

(1)	Member of the Executive Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Executive Compensation and Development Committee (the “Compensation Committee”).

(4)	Member of the Nominating Committee.

(5)	Member of the Charitable Giving Committee.

(6)	Member of the Investment Committee.

(7)	Member of the Technology Committee.

(8)	Member of the Strategy Committee.

C	Designates Committee Chairperson.

     In accordance with Nasdaq rules, the Board of Directors has determined that each of the following directors is an “independent director”:

Kaj Ahlmann
John T. Baily
Wilson C. Cooney
Patricia A. Garrison-Corbin
John R. Graham
C. Scott Hartz
Claude C. Lilly, III
Robert C. Wilburn

     The Board of Directors met five times in 2004. The standing committees of the Company’s Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating Committee, the Charitable Giving Committee, the Investment Committee, the Technology Committee and the Strategy Committee.

     The Executive Committee, which met once during 2004, has the authority, subject to certain limitations, to exercise the power of the Board of Directors between regular meetings.

     The Audit Committee met eight times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee has responsibility for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Compensation Committee met eight times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Compensation Committee has responsibility for recommending to the Board of Directors, at least annually, the competitiveness and appropriateness of the salaries, variable compensation, short- and long-term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits and perquisites of the Chief Executive Officer and Executive Vice Presidents of the Company and such other named executives as required by rules of the SEC or Nasdaq listing standards and such other responsibilities as the Board of Directors may designate. See “Executive Compensation—Compensation Committee Interlocks and Insider Participation.”

     The Compensation Committee operates pursuant to a written charter, a copy of which is included as an Appendix to this Proxy Statement. The Compensation Committee charter may also be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Nominating Committee met 15 times in 2004. Consistent with Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, the Nominating Committee has responsibility for:

•	identification of individuals believed to be qualified to become Board members and to recommend to the Board the nominees to stand for election as directors;

•	identification of Board members qualified to fill vacancies on any committee of the Board; and

•	evaluation of the procedures and process by which each committee of the Board undertakes to self-evaluate such committee’s performance.

     The Nominating Committee operates pursuant to a written charter, a copy of which may be viewed on the Company’s website at: http://www.erieinsurance.com.

     The Charitable Giving Committee, which met five times in 2004, has responsibility for recommending to the Chief Executive Officer charitable gifts by the Company within a budgetary limit established by the Board of Directors.

     The Investment Committee, which met eight times in 2004, has responsibility for assisting the Company’s Board of Directors in its general oversight of the investments of the Company.

     The Technology Committee, which met five times in 2004, provides strategic oversight on behalf of the Board of Directors of the Company’s development and use of technology and the related electronic information security issues.

     The Strategy Committee, which met twice in 2004, has responsibility for oversight of the Company’s strategic plan including the establishment of goals and periodic evaluation of the plan within the financial and operating objectives approved by the Board of Directors.

     All directors hold office until their respective successors are elected or until their earlier death, resignation or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company, except that Mr. Hirt, Chairman of the Board, Chairman of the Executive Committee and a director, is the brother of Mrs. Hagen, a director, and Jonathan Hirt Hagen, a nominee for director, is the son of Susan Hirt Hagen.

     During 2004, each director attended more than 75% of the number of meetings of the Board of Directors and the standing committees of the Board of Directors of which such director was a member.

     The Board of Directors recommends a vote FOR the 13 candidates for director nominated by the Nominating Committee.

DIRECTOR - SHAREHOLDER COMMUNICATIONS

     Shareholders of the Company may communicate with the Board of Directors through the Company’s Secretary. Shareholders who wish to express any concerns to any of the Company’s directors may do so by sending a description of those concerns in writing addressed to a particular director, or in the alternative, to “Non-management Directors” as a group, care of the Company’s Secretary at the Company’s headquarters, 100 Erie Insurance Place, Erie, Pennsylvania 16530. All

such communications that are received by the Company’s Secretary will be promptly forwarded to the addressee or addressees set forth in the communication.

     Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s shareholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the Annual Meeting. In 2004, all of the Company’s directors attended the Annual Meeting.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 2004, 2003 and 2002 to the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company during 2004 for services rendered in all capacities to the Company, EFL, the Exchange and their subsidiaries and affiliates. The Company, EFL, the Exchange and their subsidiaries and affiliates allocate total compensation costs among themselves according to various formulas. The Company’s share of total compensation expense in 2004 was 46.72%. Dollar amounts indicated are pre-individual income taxes.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
					Awards	Payouts
				Other Annual	Restricted	LTIP		All Other
			Bonus($)	Compensation	Stock Awards	Payments		Compensation
Name and Principal Position	Year	Salary($)	(1)	($)(2)	($)(3)	($)(4)		($)(5)
Jeffrey A. Ludrof	2004	653,746	896,869	7,939	142,307	209,182	(6)	26,150
President and Chief	2003	644,992	323,086	6,356	125,953	147,406		30,661
Executive Officer	2002	521,544	560,109	4,380	85,284	102,927		38,588

Jan R. Van Gorder	2004	437,758	484,907	13,417	184,573	284,414	(6)	17,510
Senior Executive Vice President,	2003	433,270	156,757	12,243	172,571	222,580		17,331
Secretary and General Counsel	2002	476,675	311,255	9,587	120,927	177,740		36,135

Philip A. Garcia	2004	337,859	358,526	8,410	134,737	206,420	(6)	13,514
Executive Vice President	2003	332,307	118,709	7,272	125,953	154,381		13,292
and Chief Financial Officer	2002	314,057	231,741	5,350	86,625	107,146		12,563

	2004	287,259	339,669	10,032	127,009	199,491	(6)	15,291
John J. Brinling, Jr.	2003	284,787	101,107	8,704	122,182	154,993		18,941
Executive Vice President, EFL	2002	281,836	180,928	5,983	85,610	121,103		31,252

Thomas B. Morgan	2004	281,819	298,303	1,623	46,314	22,924	(6)	11,273
Executive Vice President,	2003	279,544	95,835	419	0	0		17,065
Insurance Operations	2002	175,959	174,856	322	0	0		7,038

(1)	The amounts indicated in the “Bonus” column represent amounts earned by the named executives under the Company’s current Annual Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the best interests of the Exchange while enhancing the Company’s shareholder value by basing a portion of selected employees’ compensation on the performance of such employee and the Company. Performance measures are established by the Compensation Committee based on the attainment of certain predetermined Company performance goals. In 2003, the Company negotiated the termination of all split-dollar life insurance arrangements with its officers, was repaid for all premiums previously paid by the Company and replaced the split-dollar life insurance arrangements with Insurance Bonus Agreements. Included in the “Bonus” column are premiums paid under the Insurance Bonus Agreements for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan that totaled $44,017, $42,201, $22,581, $46,907 and $9,283, in 2004, respectively, and $31,494, $3,535, $0, $4,196 and $10,691 in 2003, respectively. Premiums paid during 2002 under the split-dollar life insurance arrangement are described in footnote 5 to this table. The amounts indicated also include reimbursement for perquisites in the amounts of $7,921, $7,428, $0, $6,948 and $8,620 in 2004; $0, $7,217, $5,861, $11,778 and $0 in 2003 and $10,634, $11,365, $8,739, $7,069 and $21,321 in 2002 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan, respectively.

(2)	Amounts indicated in the “Other Annual Compensation” column include the taxable value of group life insurance policies in excess of $50,000 and the associated tax reimbursement for the named executive officers. Amounts also include dividends paid on shares under the Long-Term Incentive Plan adopted by the Company in 1997 (the “Initial LTIP”).

(3)	The “Restricted Stock Awards” column represents Initial LTIP benefits expressed in dollar amounts using the closing price of the Class A Common Stock as of the end of the respective year ($52.57 at December 31, 2004, $42.38 at December 31, 2003 and $36.26 at December 31, 2002) that remain restricted at the end of the year. The number of shares awarded to Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan, respectively, were: 2,707, 3,511, 2,563, 2,416 and 881 for 2004; 2,972, 4,072, 2,972, 2,883 and 0 for 2003 and 2,352, 3,335, 2,389, 2,361 and 0 for 2002. See “—Long-Term Incentive Plans” for a detailed description of the Company’s Initial LTIP and the Long-Term Incentive Plan the Company adopted in 2004 (the “New LTIP”). Initial LTIP dividends earned in the current year are reported in “Other Annual Compensation” when paid or in “All Other Compensation” when deferred.

(4)	The “LTIP Payments” column represents benefits under the Initial LTIP that became unrestricted at the end of 2004. The shares for 2002 were distributed in January 2003, the shares for 2003 were distributed in January 2004 and the shares for 2004 were distributed in January 2005. All of such shares were valued using the actual share price at the time of distribution. The number of shares distributed after withholding for income taxes for 2004 for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan were 2,479, 3,122, 2,235, 2,310 and 233, respectively; 3,508, 3,402, 2,176, 2,485 and 0, for 2003, respectively; and 2,830, 2,744, 1,654, 2,257 and 0, for 2002, respectively. Mr. Brinling deferred the distribution of 531 shares in 2003 (valued using the share price as of December 31, 2003) and 1,076 shares in 2002 (valued using the share price as of December 31, 2002).

(5)	Amounts shown in the “All Other Compensation” column include matching contributions made by the Company pursuant to the Company’s Employee Savings Plan, expenses for spousal travel and deferred dividends and related earnings. For 2004, matching contributions made by the Company to the Employee Savings Plan amounted to $26,150, $17,510, $13,514, $11,490 and $11,273 on behalf of Messrs. Ludrof, Van Gorder, Garcia,

Brinling and Morgan, respectively. For 2003, matching contributions made by the Company to the Employee Savings Plan amounted to $25,800, $17,331, $13,292, $11,391 and $11,182 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan, respectively. For 2002, matching contributions made by the Company to the Employee Savings Plan amounted to $20,862, $19,067, $12,563, $11,274 and $7,038 on behalf of Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan, respectively. In 2003, the Company negotiated the termination of all split-dollar life insurance arrangements with its officers, was repaid all premiums previously paid by the Company and replaced the arrangements with Insurance Bonus Agreements. See footnote 1 to this table for amounts paid under the Insurance Bonus Agreements for 2003 and 2004. Premiums paid during 2002 for split dollar life insurance policies for Messrs. Ludrof, Van Gorder, Garcia, Brinling and Morgan, respectively, were: $17,726, $17,068, $0, $17,436 and $0. Expenses for spousal travel were $4,861, $4,461 and $5,583 for Messrs. Ludrof, Brinling and Morgan, respectively, in 2003. Mr. Brinling also deferred dividends of $2,774, $2,451 and $2,192 and interest on deferred dividends of $1,027, $638 and $350 in 2004, 2003 and 2002, respectively.

(6)	Amounts shown in the Restricted Stock Awards column are paid in three annual installments beginning with the year in which the award is made. The amounts shown are for stock that will become unrestricted at December 31, 2005 and 2006. Accordingly, amounts shown in the LTIP Payments column include payments of stock from the awards made in 2004, 2003 and 2002 under the Initial LTIP.

Agreements with Executive Officers

     The Company, on behalf of Erie Insurance Group, has employment agreements with the following of its senior executive officers: Jeffrey A. Ludrof, President and Chief Executive Officer; Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel; Philip A. Garcia, Executive Vice President and Chief Financial Officer; John J. Brinling, Jr., Executive Vice President of EFL; Douglas F. Ziegler, Senior Vice President, Treasurer and Chief Investment Officer; Michael J. Krahe, Executive Vice President of Human Development and Leadership, and Thomas B. Morgan, Executive Vice President of Insurance Operations. The employment agreements have the following principal terms:

     (a) A four-year term for Mr. Ludrof expiring December 15, 2007 and a two-year term for Messrs. Van Gorder, Garcia, Brinling, Ziegler, Krahe and Morgan expiring December 15, 2005, unless the agreement is theretofore terminated in accordance with its terms, with or without Cause (as defined in the agreement), or due to the disability or death of the officer or notice of nonrenewal is given by the Company or the executive 30 days before any anniversary date;

     (b) A minimum annual base salary at least equal to the executive’s annual base salary at the time the agreement was executed, subject to periodic review to reflect the executive’s performance and responsibilities, competitive compensation levels and the impact of inflation;

     (c) The eligibility of the executive under the Company’s incentive compensation programs and employee benefit plans;

     (d) The establishment of the terms and conditions upon which the executive’s employment may be terminated by the Company and the compensation of the executive in such circumstances. The agreements provide generally, among other things, that if the employment of an executive is terminated without Cause by the Company or by the executive for Good Reason (as defined in the agreement) then the executive shall be entitled to receive: (i) an amount equal to the sum of three times the executive’s highest annual base salary during the preceding three years plus an amount equal to three times the total of the executive’s highest award during the preceding three years under any Company annual incentive plan; (ii) any award or other compensation to which the executive is entitled under any Company LTIP; (iii) continuing participation in any employee benefit plans for a period of three years following termination to the extent the executive and his or her dependents were eligible to participate in such programs immediately prior to the executive’s termination and (iv) immediate vesting and nonforfeitability of accrued benefits under the Company’s Supplemental Retirement Plan for Certain Members of the Erie Insurance Group Retirement Plan for Employees (the “SERP”), including an unreduced benefit for early retirement before age 65, and a gross-up for income taxes on the annuity and/or lump sum payment of the retirement benefit;

     (e) A cash payment (a “Gross-Up Payment”) equal to the then current rate of tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) multiplied by the total of the amounts paid or payable, including the Gross-Up Payment, which are deemed to be a part of an “excess parachute payment” as that term is defined in Sections 4999 and 280G of the Code;

     (f) Provisions relating to confidentiality and nondisclosure following an executive’s termination; and

     (g) An agreement by the executive not to compete with the Company for a period of one year following his or her termination, unless such termination was effected by the Company without Cause.

Stock Options and Stock Appreciation Rights

     The Company does not have a stock option plan, nor has it ever granted any stock option or stock appreciation right to any of the persons named in the Summary Compensation Table.

Long-Term Incentive Plans

     In 1997, the Company adopted the Initial LTIP, which was designed to enhance the growth and profitability of the Company by providing the incentive of long-term rewards to key employees who are capable of having a significant impact on the performance of the Company, to attract and retain employees of outstanding competence and ability and to further align the interests of such employees with those of the shareholders of the Company. The Initial LTIP was approved by the holders of the Company’s Class B Common Stock in 1997 as a performance-based plan under the Code, and its continuation was approved by the Company’s shareholders at the 2002 Annual Meeting in satisfaction of the requirements of the Code. The Initial LTIP was amended at the 2003 Annual Meeting to increase the maximum value of the phantom share units that could be earned by a participant in any performance award from $500,000 to $1,000,000 and at the same time was reapproved by the Company’s shareholders. Each participant is granted awards of phantom share units under the Initial LTIP based upon a target award calculated as a percentage of the participant’s base salary. The total value of any phantom share units is determined at the end of the performance period based upon the growth in the Company’s retained earnings. Each participant is then entitled to receive restricted shares of Class A Common Stock equal to the dollar value of the phantom share units at the end of the performance period. The vesting period for the restricted shares of Class A Common Stock issued to each executive is three years after the end of the performance period. If a participant ceases to be an employee prior to the end of the performance period for reasons other than retirement, death or disability, the participant forfeits all phantom share units awarded. If a participant ceases to be an employee after the end of the performance period but prior to the end of the vesting period for reasons other than retirement, death or disability, the participant forfeits all unvested restricted shares previously granted. Because the Board of Directors and holders of Class B Common Stock approved a new long-term incentive plan described below, no further awards will be made under the Initial LTIP and the last performance period under the Initial LTIP will be 2003-2005.

     In 2004, the Compensation Committee recommended the adoption of the New LTIP to replace the Initial LTIP. The Company’s Board of Directors adopted the New LTIP and, in accordance with the Code and Nasdaq rules, the holders of Class B Common Stock approved the New LTIP at the Company’s 2004 Annual Meeting. The New LTIP became effective March 2, 2004. The New LTIP is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is authorized to grant restricted performance shares to participants. Restricted performance shares represent a right to receive shares of Class A Common Stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals established by the Compensation Committee at the time of the award. At the time restricted performance shares are granted, the Compensation Committee will specify in writing (1) the performance goals applicable to the award, the weighing of such goals and the performance period during which the achievement, or the level of achievement, of the performance goals are to be measured, (2) the number of shares of Class A Common Stock that may be earned by the participant based on the achievement, or the level of achievement, of the performance goals or the formula by which such amount shall be determined and (3) such other terms and conditions as the Compensation Committee determines to be appropriate. Following completion of the applicable performance period, the Compensation Committee will determine whether the applicable performance goals were achieved, or the level of such achievement, and the number of shares, if any, earned by the participant based upon such performance. The Company will then issue to the participant the number of shares of Class A Common Stock earned pursuant to the award of restricted performance shares for the relevant performance period. If a participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a performance period by reason of death, disability or normal or early retirement (as defined in the Company’s qualified pension plan for employees), the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion; however, a participant will not receive less than the total number of shares of Class A Common Stock earned pursuant to such restricted performance shares held by such participant based upon performance during the reduced performance period that is deemed to end on the last day of the year in which employment terminates. If a participant ceases to be an employee of the Company, its subsidiaries and affiliates prior to the end of a performance period for any reason other than death, disability or normal or early retirement, the participant may receive all or such portion of his or her award as may be determined by the Compensation Committee in its discretion. A participant who is terminated for cause is not entitled to receive payment of any award for any performance period. The maximum number of shares of Class A Common Stock that may be earned under the New LTIP by any single participant during any one calendar year is limited to 250,000 shares.

     The following table sets forth target awards granted under the Initial LTIP and the New LTIP to each person named in the Summary Compensation Table, all current executive officers as a group and all employees other than the executive officers as a group (i) for the three-year performance period of 2004 to 2006 under the New LTIP, (ii) for the three-year performance period of 2003 to 2005 under the Initial LTIP and (iii) for the three-year performance period of 2002 to 2004 under the Initial LTIP.

LONG-TERM INCENTIVE PLAN

AWARDS IN LAST FISCAL YEAR

	Number of Shares, Units		Performance	Estimated Future Payouts Under
	or Other Rights(#)		or Other	Non-Stock Price-Based Plans
		Restricted	Period Until
	Phantom	Performance	Maturation
Name	Share Units (1)	Shares (2)	or Payout	Threshold	Target($)	Maximum
Jeffrey A. Ludrof	73,980	N/A	2002-2004	0	560,906	(3)
	61,124	N/A	2003-2005	0	605,320	(3)
	N/A	15,926	2004-2006	0	653,746	(4)

Jan R. Van Gorder	30,832	N/A	2002-2004	0	233,762	(3)
	25,021	N/A	2003-2005	0	247,787	(3)
	N/A	6,932	2004-2006	0	284,543	(4)

Philip A. Garcia	24,381	N/A	2002-2004	0	184,855	(3)
	20,160	N/A	2003-2005	0	199,644	(3)
	N/A	5,350	2004-2006	0	219,608	(4)

John J. Brinling, Jr.	20,817	N/A	2002-2004	0	157,835	(3)
	16,575	N/A	2003-2005	0	164,148	(3)
	N/A	4,199	2004-2006	0	172,355	(4)

Thomas B. Morgan	7,848	N/A	2002-2004	0	59,500	(3)
	13,995	N/A	2003-2005	0	138,600	(3)
	N/A	4,463	2004-2006	0	183,182	(4)

Executive Officer Group	249,673	N/A	2002-2004	0	1,892,992	(3)
	147,494	N/A	2003-2005	0	1,460,664	(3)
	N/A	40,043	2004-2006	0	1,643,666	(4)

Non-Executive Officer Employee Group	116,811	N/A	2002-2004	0	885,641	(3)
	85,828	N/A	2003-2005	0	849,974	(3)
	N/A	27,741	2004-2006	0	1,138,550	(4)

(1)	Reflects awards made under the Initial LTIP.

(2)	Reflects awards made under the New LTIP.

(3)	An executive’s target award is established by the Compensation Committee. Under the Initial LTIP, the actual value of an executive’s phantom share units at the end of a performance period may be more or less than the executive’s target amount. However, the maximum value of phantom share units earned by an executive for each of the 2002-2004 and 2003-2005 performance periods is $500,000.

(4)	An executive’s target award is established by the Compensation Committee. Under the New LTIP, the actual number and value of the shares of Class A Common Stock paid to an executive for restricted performance shares at the end of a performance period may be more or less than the executive’s target. However, the number of shares of Class A Common Stock issued to an executive for his or her restricted performance shares may not exceed 250,000 shares at the end of a performance period.

Pension Plan

     The following table sets forth the estimated total annual benefits payable upon retirement at age 65 under the Erie Insurance Group Retirement Plan for Employees and the SERP (collectively, the “Retirement Plans”).

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30
$250,000	$75,000	$100,000	$125,000	$150,000
300,000	90,000	120,000	150,000	180,000
350,000	105,000	140,000	175,000	210,000
400,000	120,000	160,000	200,000	240,000
450,000	135,000	180,000	225,000	270,000
500,000	150,000	200,000	250,000	300,000
550,000	165,000	220,000	275,000	330,000
600,000	180,000	240,000	300,000	360,000
650,000	195,000	260,000	325,000	390,000
700,000	210,000	280,000	350,000	420,000
750,000	225,000	300,000	375,000	450,000
800,000	240,000	320,000	400,000	480,000

     The compensation covered by the Retirement Plans is the base salary reported in the Summary Compensation Table.

     Under the Retirement Plans, credited years of service is capped at 30 years. Credited years of service for each of the individuals named in the Summary Compensation Table is as follows: Jeffrey A. Ludrof — 24 years, Jan R. Van Gorder — 24 years, Philip A. Garcia — 24 years, John J. Brinling, Jr. — 30 years and Thomas B. Morgan — 11 years.

     The benefits under the Retirement Plans are computed on the basis of straight-life annuity amounts and a life annuity with a ten-year certain benefit. The benefits listed in the Pension Plan Table are not subject to deduction for Social Security or other offset amounts. The information in the foregoing table does not reflect certain limitations imposed by the Code. The Code prohibits the inclusion of earnings in excess of $210,000 per year (adjusted periodically for cost of living increases) in the average earnings used to calculate benefits. The Code also limits the maximum annual pension (currently $170,000, but adjusted periodically for cost of living increases) that can be paid to each eligible employee. The SERP provides benefits for senior management in excess of the earnings limitations imposed by the Code similar to those provided to all other full-time employees as if the Code limitations were not in effect. Those benefits are incorporated into the Pension Plan Table.

Director Compensation

     The annual retainer for the Company’s directors for services to all member companies of the Erie Insurance Group, including the Company, is $25,000, plus $1,500 for each meeting attended and $1,500 for each committee meeting attended plus an additional $2,000 per year for each committee chairperson. The Company’s share of the retainer in 2004 was 60%. In addition, all directors are reimbursed for their expenses incurred in attending meetings. Officers of the Company who serve as directors are not compensated for attendance at meetings of the Board of Directors and its committees. See also “Certain Transactions.” A director may elect prior to the end of a calendar year to defer receipt of up to 100% of the director’s board compensation for the following year, including retainers, meeting fees and chairperson fees. A deferred compensation account is maintained for each outside director who elects to defer board compensation. A director who defers board compensation may select hypothetical investment options for amounts in the director’s deferred compensation account and such account is credited, including with hypothetical interest, based on the investment results of the hypothetical investment options selected.

     In 2002, the Company’s Board of Directors, at the recommendation of the Compensation Committee, approved a deferred stock compensation plan for the Company’s outside directors. The purpose of this plan is to further align the interests of outside directors with shareholders by providing for a portion of annual compensation for the directors’ services in shares of the Company’s Class A Common Stock. A deferred stock account is maintained for each outside director under the plan. The account is credited annually with a grant of shares of Class A Common Stock determined by dividing $25,000 by the closing price of the Class A Common Stock on the first business day after the Company’s annual meeting of shareholders. Each director vests in the grant 25% every three full calendar months over the course of a year, with the final 25% vesting on the date of the next annual meeting if the next annual meeting is held before the final three full calendar months have elapsed. Dividends paid by the Company are reinvested into each director’s account with additional shares of the Company’s Class A Common Stock and such credited shares vest immediately. The Company accounts for the fair value of its grants under the plan in accordance with FAS 148, “Accounting for Stock-Based Compensation.” The annual charge related to this plan to the Company and its affiliates totaled approximately $338,713 for 2004; the Company’s share of this charge for 2004 was approximately $203,228.

Equity Compensation Plan Information

     The following table sets forth certain information as of December 31, 2004 with respect to compensation plans under which equity securities of the Company are awarded.

				Number of
				securities remaining
	Number of securities to be		Weighted average	available future for
	issued upon exercise of		exercise price of	issuance under
	outstanding options,		outstanding options,	equity
Plan Category	warrants and rights		warrants and rights	compensation plans
Equity compensation plans approved by security holders	190,577	(1)	N/A	N/A
Equity compensation plans not approved by security holders	18,878	(2)	N/A	N/A

Total	209,455

(1)	The number of shares designated are not issued by the Company but are purchased by the Company in the open market and awarded to the participants pursuant to the terms of the respective plans. Includes 83,705 restricted shares of Class A Common Stock for closed performance periods under the Initial LTIP. Also includes an estimated 39,088 restricted shares of Class A Common Stock for open performance periods under the Initial LTIP based on annualized Company performance through December 31, 2004 and a $52.57 share price, which was the closing price of the Company’s Class A Common Stock on December 31, 2004. The total number of restricted performance shares awarded under the New LTIP for the 2004-2006 performance period was 67,784 shares.

(2)	Represents total share credits in deferred stock accounts as of December 31, 2004 under the Company’s deferred stock compensation plan for its outside directors.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Company presently consists of Robert C. Wilburn, Chair, Kaj Ahlmann and Wilson C. Cooney. No member of the Compensation Committee is a former or current officer or employee of the Company, the Exchange, EFL or any of their respective subsidiaries or affiliates. All of the directors that serve on the Compensation Committee are independent directors as defined in the Nasdaq rules and the Holding Companies Act. Furthermore, no executive officer of the Company serves as a member of a compensation committee of another entity, one of whose executive officers serves on the Compensation Committee, or as a director of the Company, nor does any executive officer of the Company serve as a director of another entity, one of whose executive officers serves on the Compensation Committee.

REPORT OF THE EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

     The following report of the Compensation Committee and the performance graph that immediately follows that report do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report or the performance graph by reference therein.

     The general philosophy of the Compensation Committee is to provide executive compensation designed to enhance shareholder value, including annual compensation, consisting of base salary, annual and long-term incentive compensation and equity-based compensation. To this end, the Compensation Committee designs and oversees compensation plans and incentives to link the financial interests of the Company’s executive and senior officers to the interests of its shareholders, encourage support of the Company’s long-term goals, tie executive compensation to the Company’s performance, attract and retain talented leadership and encourage ownership of the Company’s stock by executive and senior officers.

     In making decisions affecting executive compensation, the Compensation Committee reviews the nature and scope of the officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee also considers the compensation practices of other corporations that compete with the Company. Based upon these and other factors that it considers relevant, and in light of the Company’s overall long-term performance, the Compensation Committee has considered it appropriate and in the best interest of the shareholders and the Company to set overall executive compensation at a level that enables the Company to continue to attract, retain and motivate highly qualified executive personnel.

     In addition, the Compensation Committee is responsible for the oversight of the Company’s management succession planning to ensure continuity of leadership. The Compensation Committee assesses executive development twice each year and reports and reviews such development activity with the Board of Directors on an annual basis.

     The Compensation Committee reviewed the operation and effectiveness of the current executive compensation program, determined the plan design and results were effective, and recommended the program continue for 2005.

     The Compensation Committee engaged Towers Perrin to conduct an industry analysis of executive and senior officer compensation. The study evaluated competitive compensation information from businesses generally as well as from other insurance companies. The information collected included base salaries, annual and long-term incentive awards and target compensation levels by position. The results of the analysis were used to assess compensation for the Company’s Chief Executive Officer and the four next most highly compensated executive officers.

     Towers Perrin also was engaged to conduct a general and insurance industry-specific competitive compensation analysis of director compensation. The Compensation Committee and the Board of Directors reviewed the findings of the analysis and agreed to reconsider the matter at the April 2005 Board meeting.

     In April 2004, the Compensation Committee interviewed several individuals to serve as an independent consultant to the Compensation Committee on matters related to executive compensation. William Strahan, of Mercer Consulting, was retained by the Compensation Committee to serve in this capacity on an as-needed basis.

     The Compensation Committee initiated a review and analysis of the employment agreements for executive officers. The findings of the analysis, conducted by Towers Perrin, will be reviewed by the Compensation Committee and the Board when completed.

     On January 1, 2004, a new Annual Incentive Plan and a new Long-Term Incentive Plan were implemented. Both plans were subsequently approved by holders of shares of the Company’s Class B Common Stock at the 2004 Annual Meeting. Participants include the chief executive officer, all other executive officers, senior vice presidents and regional vice presidents.

Erie Indemnity Company Executive Compensation and Development Committee:

Robert C. Wilburn, Chair
Kaj Ahlmann
Wilson C. Cooney

February 17, 2005

Comparison of Cumulative Total Shareholder Return on the Class A Common Stock with Certain Averages

     The following graph depicts the cumulative total shareholder return for the periods indicated for the Company’s Class A Common Stock compared to the Standard & Poor’s 500 Stock Index, the Standard & Poor’s 500 Property and Casualty Insurance Index and the Standard & Poor’s Supercomposite Property and Casualty Insurance Index. The Standard & Poor’s Supercomposite Property and Casualty Insurance Index, which the Company used for comparative purposes in its proxy statement last year, did not reinvest dividends in years 2000 and 2001. The Standard & Poor’s 500 Property and Casualty Insurance Index, which reflects the reinvestment of dividends from January 1, 1999 through December 31, 2004, was not used by the Company prior to this year’s Proxy Statement for comparative purposes.

CUMULATIVE TOTAL SHAREHOLDER RETURN COMPARISON(1) CHART

	1999	2000	2001	2002	2003	2004
	$	$	$	$	$	$
Erie Indemnity Company Class A	100	94	123	118	141	178
Standard & Poor’s 500 Stock Index	100	91	80	62	80	89
Standard & Poor’s 500 Property and Casualty Insurance Index	100	156	144	128	162	178
Standard & Poor’s Supercomposite Property and Casualty Insurance Index	100	153	139	127	162	182

(1)	Assumes $100.00 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in the Company’s Class A Common Stock, Standard & Poor’s 500 Stock Index, Standard & Poor’s 500 Property and Casualty Insurance Index and Standard & Poor’s Supercomposite Property and Casualty Insurance Index. Cumulative total shareholder return assumes the reinvestment of dividends.

CERTAIN TRANSACTIONS

     J. Ralph Borneman, Jr., a director of the Company, and Samuel P. Black, III, a director of the Company until December 2004, are officers and principal shareholders of insurance agencies that receive insurance commissions in the ordinary course of business from the insurance companies managed by the Company in accordance with the companies’ standard commission schedules and agents’ contracts. Such payments made in 2004 to the agencies for commissions written on insurance policies from the Property and Casualty Group and EFL amounted to $5,534,856 and $499,701 for the Borneman and the Black insurance agencies, respectively.

     Pursuant to previously approved compensation arrangements for executive officers, the Company maintained split-dollar life insurance arrangements for the following former Chief Executive Officers: Mr. Hirt, the Chairman of the Board of Directors, and Thomas B. Hagen, the

husband of Mrs. Hagen, a director of the Company and the father of Jonathan Hirt Hagen, a nominee for election as a director at the Annual Meeting. The Company also maintained split-dollar life insurance arrangements for two current executive officers who serve as directors of the Company: Jeffrey A. Ludrof, the Company’s President and Chief Executive Officer, and Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel. In 2003, the Company negotiated the termination of these split-dollar arrangements.

     For all split-dollar insurance policies for which Thomas B. Hagen and Susan Hirt Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Thomas B. Hagen or Susan Hirt Hagen as the insured, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, the Company agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2004 was $45,384. With respect to the second to die split-dollar life insurance policies purchased in 1990 with Thomas B. Hagen and Susan Hirt Hagen as joint insureds, the Company agreed to forgive the policy owner’s obligation to reimburse the Company for premiums previously advanced by it in the amount of $543,938. The Company also agreed to indemnify Thomas B. Hagen in the amount of $414,661 for the income tax liability resulting from the forgiveness of this obligation, which payment was made on January 14, 2004. The forgiveness and the tax indemnification satisfy the Company’s obligation to Thomas B. Hagen to maintain the 1990 policies until the second to die of the insureds, pursuant to an agreement dated October 21, 1993 between Thomas B. Hagen and the Company.

     With respect to the single life split-dollar insurance policy purchased in 1988 with Mr. Hirt as the insured, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, the Company agreed to provide annually to the insured, as indemnification for the early repayment, an amount equal to the interest on the policy loan, grossed up for income taxes. The amount of this payment for 2004 was $42,744. With respect to the second to die split-dollar life insurance policy purchased in 1990 with Mr. Hirt and his wife as the insureds, the policy owner entered into an agreement to reimburse the Company on December 31, 2003 for insurance premiums it previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, the Company agreed to provide annually to the insureds, as indemnification for the early repayment, an amount equal to the average value of the economic benefit to the insureds for the next five years. This value was derived from the P.S. 58 rates provided by the Internal Revenue Service to measure the taxable economic benefit received by employees from the pure insurance protection provided by split-dollar plans and qualified retirement plans. These payments totaled $70,645 and $74,617 in 2005 and 2004, respectively.

     Effective May 1, 2003, the Company entered into leases expiring on April 30, 2006 for each floor of a three-story office building, with a lower level basement, in Erie, Pennsylvania. The first two floors of the building are owned jointly by the Black Interests Limited Partnership, of which Samuel P. Black, III, a director of the Company until December 2004, is the managing general partner and a limited partner, and by the estate of Mr. Black’s father, of which Mr. Black is executor. The lower level basement area is owned by Historic Square Properties, a general partnership in which Jan R. Van Gorder, the Company’s Senior Executive Vice President, Secretary and General Counsel and a director, is a general partner with an approximately one-third economic interest. This lease transaction for the office building was authorized by the Board of Directors; Mr. Black and Mr. Van Gorder recused themselves from discussion of and voting on the lease transaction. In addition, the interests of Mr. Black and Mr. Van Gorder in the office building were disclosed to the Board of Directors prior to its approval of the lease transaction. The amount of rent paid by the Company to the Black Interests Limited Partnership and the estate of Mr. Black’s father during 2004 were $112,500 and $37,500, respectively. The amount of rent paid to Historic Square Properties during 2004 was $32,000. In addition, the Company made property tax reimbursement payments to Black Interests Limited Partnership, the estate of Mr. Black’s father and Historic Square Properties in the amounts of $21,150, $7,050 and $3,593, respectively, during 2004.

LEGAL PROCEEDINGS

Legal Proceedings Relating to the Appointment of a Successor Corporate Trustee to Bankers Trust

     On March 3, 1999, Bankers Trust (now Deutsche Bank) filed a petition with the Court requesting that the Court accept its resignation as corporate trustee of the H.O. Hirt Trusts as a result of conflicts of interest that Bankers Trust believed existed because of certain insurance operations conducted by its parent company and affiliates. Deutsche Bank is also one of the largest market makers in the Company’s Class A Common Stock.

     On May 7, 1999, the Court conducted a hearing on the Bankers Trust Petition, at which time the Court issued an Order accepting the resignation of Bankers Trust at such time as the Court appoints a successor corporate trustee.

     On December 15, 1999 and on January 27, 2000, the Court conducted hearings on the selection of a successor corporate trustee, including the presentation of testimony by two successor trustee candidates, one supported by Mr. Hirt and one supported by Mrs. Hagen. Subsequent to that testimony, Laurel Hirt, Mr. Hirt’s daughter and a beneficiary of the H.O. Hirt Trusts, filed a petition requesting that the Court also consider a third successor corporate trustee candidate not supported by Mr. Hirt. Mr. Hirt has filed a petition objecting to Laurel Hirt’s petition. Both Laurel Hirt’s and Mr. Hirt’s petitions are currently pending.

In a related matter, Mr. Hirt and Mrs. Hagen, pursuant to a February 23, 2000 Order of the Court, were directed to finalize certain matters relating to a so-called “funding plan” for the payment of the fees and costs of the successor corporate trustee and to make application to the Internal Revenue Service for a private letter ruling on the tax treatment of the finalized “funding plan.” Under its Order of February 23, 2000, the Court indicated that upon the receipt of the private letter ruling from the Internal Revenue Service, the Court would then select the successor corporate trustee from the two candidates.

     On March 6, 2000, the Company filed a motion for reconsideration and/or clarification of the Court’s February 23, 2000 Order. The motion requested that the Court (i) reconsider its schedule for designating a successor corporate trustee due to the March 3, 1999 resignation and make that designation presently and (ii) reconsider and/or clarify the Court’s prohibition on the Company’s involvement in a finalized funding plan for payment of the corporate trustees’ fees because several of the proposed funding alternatives could only be implemented through actions to be undertaken by the Company. On March 8, 2000, Mr. Hirt also filed a motion for reconsideration. On March 15, 2000, the Court denied the Company’s and Mr. Hirt’s motions.

     On January 30, 2001, the Court conducted a further hearing on the matter of the selection of a successor corporate trustee.

     On September 10, 2001, a Joint Petition for Construction of the H.O. Hirt Trusts (the “Joint Construction Petition”) was filed by Mr. Hirt, Mrs. Hagen and Bankers Trust. The Joint Construction Petition sought, among other things, relief from the Court in the form of an Order of the Court under which the trustees of the H.O. Hirt Trusts would, under certain circumstances, be permitted to sell shares of Class B Common Stock owned by the H.O. Hirt Trusts in order to fund the fees and expenses of the corporate trustee.

     On October 16, 2001, Laurel Hirt filed an Answer and Objection to the Joint Construction Petition. On December 3, 2001, Mr. Hirt and Mrs. Hagen filed responses to Laurel Hirt’s Answer and Objection.

     On January 25, 2002, the Court conducted a hearing on the matter of the Joint Construction Petition. On January 28, 2002, the Court entered its Order indicating that it was deferring any decision on the Joint Construction Petition until April 1, 2002 so as to permit the parties to attempt to mediate the issues raised by the Joint Construction Petition. The Court further indicated in its January 28, 2002 Order that if the parties were not able to mediate those issues, the Court would enter a ruling on the Joint Construction Petition within 30 days after April 1, 2002.

     On June 13, 2002, the Court entered its Order approving the Joint Construction Petition, thereby permitting the H.O. Hirt Trusts, under certain circumstances, to sell shares of Class B Common Stock owned by the H.O. Hirt Trusts in order to pay the fees and expenses of the corporate trustee. Laurel Hirt appealed the Court’s June 13, 2002 Order to the Pennsylvania Superior Court. Mr. Hirt and Mrs. Hagen opposed Laurel Hirt’s appeal, and, on October 16, 2003, the Pennsylvania Superior Court denied Laurel Hirt’s appeal.

     On November 21, 2003, Laurel Hirt filed a Petition for Allowance of Appeal with the Pennsylvania Supreme Court, which Petition was denied on October 5, 2004. Laurel Hirt subsequently filed an Application for Reconsideration of Petition for Allowance of Appeal, which Application was also denied by the Pennsylvania Supreme Court on November 24, 2004.

     On March 1, 2005, the Court entered its Order that all nominations for successor corporate trustee by beneficiaries that have previously tendered an appearance in the matter are to be tendered to the Court by May 1, 2005. Such beneficiaries have until June 1, 2005 to file written objections to proposed candidates and the next hearing before the Court regarding the selection of the successor corporate trustee is currently scheduled for July 2005.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

     Pursuant to the Company’s Bylaws, the Audit Committee has sole authority to engage the Company’s independent registered public accountants. The Audit Committee annually considers the selection of the Company’s independent registered public accountants. The Audit Committee selected Ernst & Young LLP to be the Company’s independent registered public accountants for the fiscal years ended December 31, 2004 and 2003 and Ernst & Young LLP served in that capacity for the fiscal years ended December 31, 2004 and 2003.

     Malin, Bergquist & Co. (“M,B&C”) served as the Company’s independent auditors for the Company’s 2002 fiscal year. M,B&C’s report on the Company’s consolidated financial statements for 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. For the Company’s 2002 fiscal year, and through March 27, 2003, the date of the Company’s initial appointment of Ernst & Young LLP, the Company had no disagreements with M,B&C on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to M,B&C’s satisfaction, would have caused M,B&C to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such year; and there were no reportable events, as specified in Item 304(a)(1)(v) of Regulation S-K of the SEC.

     The Company provided M,B&C with a copy of the foregoing disclosures. The Company’s Report on Form 8-K/A dated March 27, 2003 included as Exhibit 16.1 a copy of M,B&C’s letter, dated March 27, 2003, stating its agreement with such statements.

     For the Company’s 2002 fiscal year, and through March 27, 2003, the Company did not consult Ernst & Young, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K, except that on October 23, 2002, Ernst & Young LLP was engaged by the Company, with concurrence by the Audit Committee, to consult with Company management and with M,B&C regarding the registration with the SEC of the Company’s Class A Common Stock on Form S-3 on behalf of a selling shareholder. Such consultation was limited to providing assistance in the Company’s responses to accounting comments made by the SEC on a registration statement filed by the Company. The registration statement became effective January 22, 2003. The consultation included:

•	Participation in discussions with the Company and representatives of M,B&C;

•	Review and discussion of applicable accounting literature and SEC comments; and

•	Assistance in drafting responses to SEC comments.

     Ernst & Young LLP provided oral viewpoints, none of which created a material change in the application of accounting principles or disclosure matters. There were also no disagreements between M,B&C, Ernst & Young LLP and Company management on the application of accounting principles to the Company’s financial statements or transactions.

     Representatives from Ernst & Young LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives are expected to be available at the Annual Meeting to respond to appropriate questions from shareholders.

REPORT OF THE AUDIT COMMITTEE

     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     The Audit Committee of the Board of Directors oversees the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Board of Directors has adopted a written charter for the Audit Committee, which may be viewed on the Company’s website at: http://www.erieinsurance.com. The Audit Committee is presently comprised of five directors, all of whom are independent directors as defined in the Nasdaq and SEC rules and all of whom satisfy the financial literacy requirements thereof. In addition, the Board of Directors has determined that one member of the Audit Committee, Mr. Baily, satisfies the financial expertise requirements and has the requisite experience as defined by rules of the SEC. The Audit Committee’s charter states that members may not simultaneously serve on the audit committees of more than two other public companies without approval of the Board of Directors. Mr. Baily, Mr. Graham and Mr. Lilly serve on the audit committees of more than two other public companies and the Board of Directors has determined that Mr. Baily’s, Mr. Graham’s and Mr. Lilly’s ability to serve on the Audit Committee have not been impaired.

     The Audit Committee, which met eight times during 2004, has the responsibility, consistent with the requirements of Section 1405(c)(4) of the Holding Companies Act and the Company’s Bylaws, for the selection of independent registered public accountants, reviewing the scope and results of the audit and reviewing the adequacy of the Company’s accounting, financial, internal and operating controls.

     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2004 with management.

     Throughout 2004, management completed its documentation, testing and evaluation of the Company’s system of internal control over financial reporting as required by Section 404 of Sarbanes-Oxley and related regulations. The Audit Committee was kept apprised of the progress of the evaluation through periodic updates from management and Ernst & Young LLP and provided oversight to management throughout the process. At the conclusion of the process, the Audit Committee reviewed management’s report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed Ernst & Young LLP’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

     The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accountants their independence.

     The Audit Committee reviews its charter annually. The Audit Committee has also established a procedure whereby persons with complaints or concerns about accounting, internal control or auditing matters may contact the Audit Committee.

     Based upon the discussions and reviews referred to above, the Audit Committee recommended to the Board of Directors that (1) the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 to be filed with the SEC, and (2) the Board accept management’s report on its assessment on the effectiveness of the Company’s internal control over financial reporting.

Erie Indemnity Company Audit Committee:

John T. Baily, Chair
John R. Graham
C. Scott Hartz
Claude C. Lilly, III
Robert C. Wilburn

February 21, 2005

AUDIT FEES

     The Audit Committee approves the fees and other significant compensation to be paid to the independent registered public accountants for the purpose of preparing or issuing an audit report or related work. The Company provides appropriate funding, as determined by the Audit Committee, for payment of fees and other significant compensation to the independent registered public accountants. The Audit Committee also preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accountants, subject to the de minimis exceptions for non-audit services described in the Exchange Act. The Audit Committee delegated to the Audit Committee Chair preapproval authority for additional audit and non-audit services subject to subsequent approval by the full Audit Committee at its next scheduled meeting.

     The Audit Committee reviewed and discussed with Ernst & Young LLP the following fees for services, none of which were deemed to be for consulting services, rendered for the 2004 and 2003 fiscal years and considered the compatibility of non-audit services with Ernst & Young LLP’s independence:

	2004
	Erie Indemnity	Erie Insurance	Other
	Company &	Exchange &	Affiliated
	Subsidiaries	Subsidiary	Entities (EFL)	Total
Audit Fees	$1,356,597	$169,273	$361,876	$1,887,746
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	5,163	5,163
All Other Fees	6,000	—	—	6,000

Total Fees	$1,362,597	$169,273	$367,039	$1,898,909

	2003
	Erie Indemnity	Erie Insurance	Other
	Company &	Exchange &	Affiliated
	Subsidiaries	Subsidiary	Entities (EFL)	Total
Audit Fees	$718,847	$141,837	$225,235	$1,085,919
Audit-Related Fees	—	—	—	—
Tax Fees	—	—	—	—
All Other Fees	6,000	—	—	6,000

Total Fees	$724,847	$141,837	$225,235	$1,091,919

ANNUAL REPORT

     A copy of the Company’s Annual Report for 2004 is being mailed to all holders of Class A Common Stock and Class B Common Stock together with this Proxy Statement.

SHAREHOLDER PROPOSALS

     Any shareholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders must deliver such proposal in writing to the Company’s Secretary at the Company’s principal executive offices at 100 Erie Insurance Place, Erie, Pennsylvania 16530, not later than November 18, 2005.

     Pursuant to Section 2.07(a) of the Company’s Bylaws, the full text of which follows, if a shareholder desires to present at the 2006 Annual Meeting of Shareholders a proposal to the Nominating Committee relating to candidates for consideration as to their nomination for election as directors by shareholders, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(a) of the Company’s Bylaws, including delivery of such proposal in writing to the Company’s Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 3, 2005 and no later than December 3, 2005. In addition, holders of Class B Common Stock may nominate candidates for election as director of the Company by the later of February 21, 2006 or 30 days after the Nominating Committee has given public notice of its recommended slate of nominees in accordance with Section 2.07(a) of the Company’s Bylaws.

     If a shareholder desires to present a proposal at the 2006 Annual Meeting of Shareholders relating to other than nominations for and election of directors, otherwise than pursuant to Rule 14a-8 of the proxy rules of the SEC, such shareholder must comply with the provisions for shareholder proposals set forth in Section 2.07(b) of the Company’s Bylaws, the full text of which follows, including the delivery of such proposal in writing to the Company’s Secretary, 100 Erie Insurance Place, Erie, Pennsylvania 16530, no earlier than November 18, 2005 and no later than December 19, 2005.

     The full text of Section 2.07 of the Company’s Bylaws is as follows:

     Section 2.07 Shareholder Proposals.

     (a) Shareholder Proposals Relating to Candidates for Election as Directors.

          (1) Nominations of persons for election to the Board of Directors may be made at any meeting of Shareholders at which Directors are to be elected (i) by or at the direction of the Nominating Committee of the Board of Directors or (ii) by any Shareholder entitled to vote in the election of Directors, provided the Shareholder complies with the applicable notice procedures set forth in this Section 2.07(a).

          (2) A Shareholder, whether or not entitled to vote in the election of Directors, may propose to the Nominating Committee of the Board of Directors for their consideration and review one or more persons who the Shareholder believes would be appropriate candidates for election by Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected (a “Written Proposal”). Such Written Proposal shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors to the attention of the Secretary of the corporation at the principal office of the corporation, within the time limits specified in this clause (2). The Nominating Committee shall consider any such Written Proposal received not less than 105 calendar days nor more than 135 calendar days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year. Notwithstanding the foregoing, in the case of (i) an annual meeting of Shareholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year or (ii) a special meeting at which Directors will be elected, any such Written Proposal by a Shareholder must be received by the Nominating Committee within 10 days after the date the corporation first shall have mailed notice to its Shareholders that a meeting of Shareholders will be held, issued a press release, filed a periodic report with the Securities and Exchange Commission (the “SEC”) or otherwise publicly disseminated notice that such annual or special meeting of Shareholders will be held. The

Nominating Committee may consider any other Written Proposal by a Shareholder of a candidate for election as a Director in its discretion.

          (3) The Nominating Committee shall be required to propose a slate of nominees for election as a Director prior to each election of Directors, whether such election occurs at an annual or special meeting. Promptly upon the Nominating Committee determining a slate of nominees for election as a Director, the corporation shall issue a press release, file a report with the SEC or otherwise publicly disseminate notice of the Nominating Committee’s nominees for election as a Director (the “Public Notice”).

          (4) A Shareholder entitled to vote in the election of Directors may nominate one or more persons who the Shareholder believes would be appropriate candidates for election by Shareholders as a Director at any meeting of Shareholders at which Directors are to be elected (a “Director Nomination”). Such Director Nomination shall be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Nominating Committee of the Board of Directors to the attention of the Secretary of the corporation at the principal office of the corporation, within the time limits specified in this clause (4). To be valid, any Director Nomination for an annual meeting must be received by the Nominating Committee, by the later of: (i) 60 days preceding the first anniversary of the date of the annual meeting of Shareholders in the immediately preceding year and (ii) 30 days after the Public Notice. In the case of a special meeting of Shareholders, any such Director Nomination by a Shareholder must be received by the Nominating Committee within 10 days after the Public Notice. If any deadline to submit nominations under this clause (4) falls on a weekend or national holiday, then the deadline shall be extended to the next business day.

          (5) A Written Proposal or Director Nomination by a Shareholder shall set forth (A) the name and address of the Shareholder who has made the proposal, (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment of each person so proposed for the past five years, (D) the number of shares of capital stock of the corporation beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (E) a description of any verbal or written arrangement or understanding between each person so proposed and the proposing Shareholder with respect to such person’s proposed election as a Director and actions to be proposed or taken by such person if elected as a Director, (F) the written consent of each person so proposed to serve as a Director if nominated and elected as a Director and (G) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a Director of each person so proposed.

          (6) If a Written Proposal or Director Nomination by a Shareholder submitted to the Nominating Committee fails, in the reasonable judgment of the Nominating Committee, to contain the information specified in clause (5) hereof or is otherwise deficient, the Chairperson of the Nominating Committee shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder of such failure or deficiency in the Written Proposal by a Shareholder and such Shareholder shall have five business days from receipt of such notice to submit a revised Written Proposal or Director Nomination that corrects such failure or deficiency in all material respects.

     (b) Shareholder Proposals Relating to Matters Other Than Candidates for Election as Directors.

          (1) A Shareholder of the corporation may bring a matter (other than a proposal to the Nominating Committee of a candidate for election as a Director by shareholders which is covered by subsection (a) of this Section 2.07) before a meeting of Shareholders only if (A) such matter is a proper matter for Shareholder action and such Shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Secretary of the corporation at the principal office of the corporation, within the time limits specified herein or (B) the Shareholder complies with the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (as amended) relating to inclusion of shareholder proposals in the corporation’s proxy statement.

          (2) In the case of an annual meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation not less than 90 calendar days nor more than 120 days before the first anniversary of the date on which the corporation first mailed its proxy statement to Shareholders for the annual meeting of Shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of Shareholders that is called for a date which is not within 30 calendar days before or after the first anniversary date of the annual meeting of Shareholders in the immediately preceding year, any such written notice of presentation by a Shareholder of a matter must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that an annual meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated that an annual meeting of Shareholders will be held.

          (3) In the case of a special meeting of Shareholders, any such written notice of presentation of a matter by a Shareholder must be received by the Secretary of the corporation within 5 business days after the earlier of the date the corporation shall have mailed notice to its Shareholders that a special meeting of Shareholders will be held, issued a press release, filed a periodic report with the SEC, or otherwise publicly disseminated notice that a special meeting of Shareholders will be held.

          (4) Such written notice of presentation of a matter by a Shareholder shall set forth information regarding such matter equivalent to the information regarding such matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for Shareholder consideration of such matter at a meeting of Shareholders.

          (5) If a written notice of presentation of a matter submitted by a Shareholder to the Board of Directors fails, in the reasonable judgment of the Board of Directors, to contain the information specified in clause (4) hereof or is otherwise deficient, the Chairperson of the Board of Directors shall, as promptly as is practicable under the circumstances, provide written notice to the Shareholder who submitted the written notice of presentation of a matter of such failure or deficiency in the written notice of presentation of a matter and such Shareholder shall have 5 business days from receipt of such notice to submit a revised written notice of presentation of a matter that corrects such failure or deficiency in all material respects.

     (6) Only matters submitted in accordance with the foregoing provisions of this Section 2.07(b) shall be eligible for presentation at such meeting of Shareholders, and any matter not submitted to the Board of Directors in accordance with such provisions shall not be considered or acted upon at such meeting of Shareholders.

OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, execution of the proxy enclosed herewith shall confer discretionary authority upon the persons named to vote on any other matter presented at the Annual Meeting as directed by a majority of the Company’s Board of Directors unless prohibited by applicable provisions of the Exchange Act.

By Order of the Board of Directors,

Jan R. Van Gorder,
Senior Executive Vice President,
Secretary and General Counsel

March 18, 2005
Erie, Pennsylvania

APPENDIX

ERIE INDEMNITY COMPANY

EXECUTIVE COMPENSATION AND
DEVELOPMENT COMMITTEE CHARTER

ERIE INDEMNITY COMPANY

EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE CHARTER

     The Executive Compensation & Development Committee (the “Committee”) shall be a committee comprised of members of the Board of Directors (the “Board”) of Erie Indemnity Company (the “Company”).

COMPOSITION AND APPOINTMENT OF THE EXECUTIVE COMPENSATION & DEVELOPMENT COMMITTEE

     The Committee shall consist of not less than three Directors who are not officers or employees of the Company or of any entity controlling, controlled by, or under common control with the Company and who are not beneficial owners of a controlling interest in the voting securities of the Company. Members of the Committee shall also meet the requirements of an “independent director” as that term is defined under Rules of the Nasdaq Stock Market®. The members of the Committee shall be appointed by the Board. Members shall serve at the pleasure of the Board.

COMMITTEE STRUCTURE AND OPERATIONS

     The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least three times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

SCOPE OF THE EXECUTIVE COMPENSATION & DEVELOPMENT COMMITTEE‘S RESPONSIBILITIES

1.	In consultation with management, establish the Company’s general policies relating to executive compensation, and oversee the development and implementation of compensation and succession programs;

2.	Review and approve the objectives relevant to the Chief Executive Officer’s ("CEO") compensation, evaluate the CEO’s performance in light of those goals and objectives, establish and recommend the CEO’s compensation level for Board review;

3.	Assess and recommend to the Board the competitiveness and appropriateness of the salaries, variable compensation, short and long term incentive plan awards, terms of employment, non-qualified retirement plans, severance benefits, and perquisites of the CEO and Executive Vice Presidents of the Company and such other named executives as required by rules of the Securities and Exchange Commission or the listing Standards of the Nasdaq Stock Market®;

4.	Review and make recommendations to the Board with respect to the adoption, amendment and termination of the Company’s management incentive compensation plans, oversee the administration and discharge any duties imposed on the Committee by any of those plans;

5.	Review and make recommendations to the Board with respect to Board of Directors’ compensation;

6.	Review management’s long-range planning for executive development and succession. In consultation with the CEO, develop a CEO and Executive Officer succession plan for review and recommendation to the Board;

7.	Approve the Committee’s annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations;

8.	Regularly report to the Board regarding the Committee’s activities;

9.	Regularly undertake a self-assessment process to ensure the accomplishment of its intended purposes; and

10.	The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve any necessary and appropriate fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

RESOURCE AND AUTHORITY

This Charter is subject to periodic review and amendment by the Board of Directors.

December 3, 2004

ERIE INDEMNITY COMPANY
CLASS B COMMON STOCK
PROXY

______________________

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints F. William Hirt, Jan R. Van Gorder and Jeffrey A. Ludrof and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of the Class B Common Stock of Erie Indemnity Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Auditorium of the F. W. Hirt-Perry Square Building, 100 Erie Insurance Place (Sixth and French Streets), Erie, Pennsylvania 16530 on April 19, 2005 at 9:30 a.m. local time, and at any adjournment, postponement or continuation thereof, as follows:

1.	ELECTION OF DIRECTORS

	☐ FOR all candidates listed below	☐	WITHHOLD AUTHORITY
to vote for the candidates
listed below

INSTRUCTION: To withhold authority to vote for any individual candidate, strike a line through the candidate’s name in the list below.

Kaj Ahlmann, John T. Baily, J. Ralph Borneman, Jr., Wilson C. Cooney, Patricia Garrison-Corbin, John R. Graham, Jonathan Hirt Hagen, Susan Hirt Hagen, C. Scott Hartz, F. William Hirt, Claude C. Lilly, III, Jeffrey A. Ludrof, Robert C. Wilburn.

In their discretion, the proxies, on behalf of and at the direction of the Board of Directors of the Company, are authorized to vote with respect to matters incident to the conduct of the Annual Meeting and upon such other business as may properly come before the Annual Meeting, pursuant to Securities and Exchange Commission Rules and any adjournment, postponement or continuation thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the candidates for Director named above.

This proxy should be dated, signed by the shareholder(s) and returned promptly to the Company in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate.

(SEAL)

(SEAL)

Date: , 2005